FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: April 23, 2009 NASDAQ Symbol: FBMI	Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
FIRST QUARTER 2009 RESULTS

Highlights Include:

•	Net income of $1,513,000 or $0.16 per share for the first quarter of 2009, compares to $2,150,000 or $0.29 per share for the quarter ended March 31, 2008
•	Gain on sale of mortgage in the first quarter of 2009 increases 100% from the first quarter of 2008
•	Increase in FDIC fees and collection expenses neutralize cost reduction efforts
•	Balance sheet and loan growth muted by economic conditions and loan sales into the secondary market
•	Preferred stock issuance increases total equity by 28.7%
•	All affiliate banks continue to meet regulatory well-capitalized requirements

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced earnings per share of $0.16 for the first quarter of 2009 compared to $0.29 in the first quarter of 2008. Net income was $1,513,000 for the quarter ended March 31, 2009, compared to $2,150,000 for the quarter ended March 31, 2008. Returns on average assets and average equity for the first quarter of 2009 were 0.46% and 4.8%, respectively. All per share amounts are fully diluted.

Total assets of Firstbank Corporation at March 31, 2009, were $1.415 billion, an increase of 2.3% over the year-ago period. Total portfolio loans of $1.135 billion were 0.6% above the level at March 31, 2008, but declined from December 31, 2008. Although mortgage refinance activity is very strong in Firstbank’s markets, this type of lending activity results in loans being financed in the secondary market rather than on the balance sheet of the company. While Firstbank has ample resources to increase loans on its balance sheet, demand for funding new ventures by quality borrowers remains weak due to uncertainty about the economy. Total deposits as of March 31, 2009, were $1.036 billion, compared to $1.012 billion at March 31, 2008, an increase of 2.4%.

Firstbank’s net interest margin, at 3.66% in the first quarter of 2009, decreased from 3.82% in the fourth quarter of 2008, and from 3.79% in the first quarter of 2008. The lower level of net interest margin was primarily a result of the full-quarter impact of the reduction in prime rate from 4.00% to 3.25% on December 16, 2008. Average earning assets increased 2.1% in the first quarter of 2009 compared to the fourth quarter of 2008 and 4.6% compared to the first quarter of 2008. Due to the higher level of earning assets, net interest income in the first quarter of 2009 was 1.2% above the year-ago period. However, the decrease in net interest margin caused net interest income in the first quarter of 2009 to fall 3.0% below the level in the fourth quarter of 2008. During the first quarter of 2009, the margin showed some improvement on a monthly basis as funding costs were reduced.

Earnings in the first quarter of 2009 were also affected by the level of provision for loan loss expense, which was determined by amounts necessary to keep the allowance for loan losses at the appropriate level. Provision expense in the first quarter of 2009 was $1,588,000, a decrease compared to the $2,947,000 of the fourth quarter of 2008, but higher than the $816,000 amount in the first quarter of 2008.

Gain on sale of mortgages continued very strong in the first quarter of 2009, generating nearly five times the revenue generated in the fourth quarter of 2008, and more than twice the revenue compared to a fairly strong first quarter of 2008. Sharp declines in mortgage interest rates in December of 2008 and continuing into the first quarter of 2009 are resulting in very strong mortgage refinance activity. Increased losses on sale of other real estate and reduced valuations in deferred compensation plan assets (which are matched by reduced other expenses) offset some of the revenue benefits from the mortgage business. As a result, total non-interest income was 9% above the year-ago quarter.

Firstbank continues to emphasize cost control during this period of earnings pressure. While the total of salaries and employee benefits increased 2% from the fourth quarter of 2008 to the first quarter of 2009, the increase was entirely a function of the timing of accruals for various employee benefits expenses and variable compensation. The sub-category of salaries and wages only, in the first quarter of 2009, was 3.1% below its level in both the fourth quarter of 2008 and the first quarter of 2008. Non-interest expenses other than salaries and employee benefits increased 15% in the first quarter of 2009 compared to the first quarter of 2008, with the increase driven mainly by factors related to problems in the economy and the financial system. FDIC insurance premiums increased 228% compared to the year-earlier period. Legal fees related to loans, write-downs of the value of other real estate, and expenses related to the management of other real estate also increased. Although non-interest expense other than salaries and employee benefits in the first quarter of 2009 were higher than the year-ago period, they were 2.7% lower than in the fourth quarter of 2008.

Mr. Sullivan stated, “The economic environment continues to be challenging for bank earnings. With interest rates at low levels, net interest margins are thin. Costs of collections and working with borrowers who are having difficulty are abnormally high, and outright loan losses are obviously above normal. In this environment, we have taken steps to ensure that the company remains financially strong. We have resources to expand lending when there is demand for new money by quality borrowers in our markets with good business or investment plans. We also work very hard to refinance existing loans for customers when there is an opportunity to improve their situation. Residential mortgage refinance activity was the strongest area of our business in the first quarter, and we also found opportunities to refinance good commercial projects where the original lenders need to reduce their commitments. We know that we, like all banks, will have to absorb a special assessment by the FDIC that will be expensed in the second or third quarter of this year. In our case, if the special assessment is reduced to the 10 basis point level that is being discussed, the cost will be approximately $1.1 million.

“Most importantly, we know that the core operations of our company are sound, that we have the strength to get through the challenging times, and that earnings will return to more normal levels when the economic ills are behind us. Our people continue to be loyal servants of their customers’ needs and are dedicated to the well-being of our company and our communities. Combined with our capital strength, this personnel strength will keep Firstbank Corporation and our affiliate banks positioned well for the future.”

At March 31, 2009, the ratio of the allowance for loan losses to loans was 1.24% compared to 1.26% at December 31, 2008, and increased from 1.02% at March 31, 2008. The ratio of allowance for loan loss to non-performing loans stood at 61% on March 31, 2009, compared to 59% at December 31, 2008.

Net charge-offs rose to $2,054,000 in the first quarter of 2009 and were 0.71% of average loans on an annualized basis. The ratio of non-performing loans (including loans past due over 90 days) to loans was 2.04% at March 31, 2009, compared to 2.14% as of December 31, 2008, and 1.27% at March 31, 2008.

Total equity increased 28.7% in the first quarter of 2009, reflecting the improvement obtained by the issuance of $33 million preferred stock at the end of January. The ratio of average equity to average assets rose to 9.4% in the first quarter of 2009 – about a full percentage point over levels of past years. All of Firstbank Corporation’s affiliate banks met the regulatory well-capitalized requirements prior to the issuance of preferred stock in January and continue to meet these requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a financial services company using a multi-bank-charter format with assets of $1.4 billion and 53 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Mar 31 2009	Dec 31 2008	Mar 31 2008

ASSETS

Cash and cash equivalents:
Cash and due from banks	$24,759	$33,050	$40,057
Short term investments	47,315	30,662	12,553

Total cash and cash equivalents	72,074	63,712	52,610

Securities available for sale	104,637	113,095	107,866
Federal Home Loan Bank stock	9,084	9,084	8,481
Loans:
Loans held for sale	5,071	1,408	238
Portfolio loans:
Commercial	177,635	184,455	216,458
Commercial real estate	398,648	391,572	312,012
Residential mortgage	395,945	403,695	391,568
Real estate construction	90,665	103,206	130,942
Consumer	72,546	75,296	77,827

Total portfolio loans	1,135,439	1,158,224	1,128,807
Less allowance for loan losses	(14,128)	(14,594)	(11,550)

Net portfolio loans	1,121,311	1,143,630	1,117,257

Premises and equipment, net	26,396	26,941	28,027
Goodwill	35,603	35,603	35,345
Other intangibles	3,636	3,881	4,670
Other assets	37,143	27,986	27,993

TOTAL ASSETS	$1,414,955	$1,425,340	$1,382,487

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$142,862	$149,179	$143,246
Interest bearing accounts:
Demand	229,827	223,526	224,998
Savings	161,554	154,015	155,628
Time	489,304	489,081	454,797
Wholesale CD's	12,502	31,113	33,018

Total deposits	1,036,049	1,046,914	1,011,687

Securities sold under agreements to
repurchase and overnight borrowings	43,671	52,917	49,280
FHLB Advances and notes payable	133,988	162,274	147,572
Subordinated Debt	36,084	36,084	36,084
Accrued interest and other liabilities	17,222	12,168	18,097

Total liabilities	1,267,014	1,310,357	1,262,720

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, 33,000 outstanding	32,707	0	0
Common stock; 20,000,000 shares authorized	113,951	113,411	111,914
Retained earnings	1,164	686	7,174
Accumulated other comprehensive income/(loss)	119	886	679

Total shareholders' equity	147,941	114,983	119,767

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,414,955	$1,425,340	$1,382,487

Common stock shares issued and outstanding	7,630,637	7,580,620	7,441,342
Principal Balance of Loans Serviced for Others ($mil)	$534.5	$513.1	$516.8

Asset Quality Ratios:
Non-Performing Loans / Loans (a)	2.04%	2.14%	1.27%
Non-Perf. Loans + OREO / Loans (a) + OREO	2.79%	2.60%	1.51%
Non-Performing Assets / Total Assets	2.26%	2.12%	1.23%
Allowance for Loan Loss as a % of Loans (a)	1.24%	1.26%	1.02%
Allowance / Non-Performing Loans	61%	59%	81%

Quarterly Average Balances:
Total Portfolio Loans (a)	$1,149,168	$1,153,716	$1,129,710
Total Earning Assets	1,305,113	1,278,675	1,247,604
Total Shareholders' Equity	134,866	118,064	118,609
Total Assets	1,431,011	1,409,644	1,377,329
Diluted Shares Outstanding	7,595,469	7,540,644	7,417,187

(a) Total Loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:

	Mar 31 2009	Dec 31 2008	Mar 31 2008

Interest income:
Interest and fees on loans	$17,624	$18,682	$19,755
Investment securities
Taxable	746	976	1,039
Exempt from federal income tax	332	349	353
Short term investments	30	33	91

Total interest income	18,732	20,040	21,238

Interest expense:
Deposits	5,168	5,784	7,089
Notes payable and other borrowing	1,963	2,294	2,685

Total interest expense	7,131	8,078	9,774

Net interest income	11,601	11,962	11,464
Provision for loan losses	1,588	2,947	816

Net interest income after provision for loan losses	10,013	9,015	10,648

Noninterest income:
Gain on sale of mortgage loans	2,373	489	1,142
Service charges on deposit accounts	1,083	1,183	1,168
Gain (loss) on trading account securities	(129)	(81)	(13)
Gain (loss) on sale of AFS securities	(57)	(3,851)	129
Mortgage servicing	(352)	70	(123)
Other	279	369	630

Total noninterest income	3,197	(1,821)	2,933

Noninterest expense:
Salaries and employee benefits	5,630	5,519	5,847
Occupancy and equipment	1,727	1,714	1,749
Amortization of intangibles	245	245	281
FDIC insurance premium	371	180	113
Other	3,254	3,612	2,720

Total noninterest expense	11,227	11,270	10,710

Income before federal income taxes	1,983	(4,076)	2,871
Federal income taxes	470	(1,616)	721

Net Income	1,513	(2,460)	2,150
Preferred Stock Dividends	275	0	0

Net Income available to Common Shareholders	$1,238	$(2,460)	$2,150

Fully Tax Equivalent Net Interest Income	$11,829	$12,220	$11,751

Per Share Data:
Basic Earnings	$0.16	$(0.33)	$0.29
Diluted Earnings	$0.16	$(0.33)	$0.29
Dividends Paid	$0.100	$0.225	$0.225

Performance Ratios:
Return on Average Assets (a)	0.46%	-0.70%	0.64%
Return on Average Equity (a)	4.8%	-8.4%	7.5%
Net Interest Margin (FTE) (a)	3.66%	3.82%	3.79%
Book Value Per Share (b)	$19.39	$15.17	$16.09
Average Equity/Average Assets	9.4%	8.4%	8.6%
Net Charge-offs	$2,054	$1,120	$743
Net Charge-offs as a % of Average Loans (c)(a)	0.71%	0.39%	0.26%

(a) Annualized
(b) Period End
(c) Total loans less loans held for sale